Exhibit 99.1

For Immediate Release

SOLO CUP COMPLETES $130 MILLION SALE/LEASEBACK TRANSACTION OF SIX FACILITIES

Retires $130 Million Second Lien Term Loan

HIGHLAND PARK, Ill., June 28, 2007 — Solo Cup Company (the “Company”), a leading provider of disposable foodservice products, today announced that it has completed the sale and leaseback of six manufacturing facilities. Proceeds from the transaction have been used to pay off the Company’s $130 million second lien term loan in its entirety. The transaction includes Solo Cup manufacturing plants in Dallas, Texas, Chicago, Ill., Urbana, Ill., Augusta, Ga., Conyers, Ga., and Federalsburg, Md. The Company has entered into a 20-year lease with four five-year extension options for each facility. There will be no change in day-to-day operations at these or other Solo Cup facilities.

“As previously discussed, one of our key goals for the year is to unlock value in our assets to reduce our overall leverage and invest in our business,” said Robert M. Korzenski, CEO, Solo Cup Company. “This transaction enables us to achieve this objective while continuing to serve our customers on a business-as-usual basis. We expect to be a part of the business community in these locations for many years to come.”

Solo Cup Company is a $2.5 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

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Media Contact:	Analyst Contact:
Angie Chaplin, 847-579-3503	Richard Ryan, 847-579-3603
angie.chaplin@solocup.com	richard.ryan@solocup.com